Filed Pursuant to Rule 433
Registration No. 333-282937
Issuer Free Writing Prospectus dated May 5, 2025
Relating to Preliminary Prospectus Supplement dated May 5, 2025

APPLE INC.
FINAL PRICING TERM SHEET

4.000% Notes due 2028 (“2028 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,500,000,000

Maturity:	May 12, 2028

Coupon:	4.000%

Price to Public:	99.804%

Interest Payment Dates:	May 12 and November 12, commencing November 12, 2025

Day Count Convention:	30/360

Benchmark Treasury:	3.750% due April 15, 2028

Benchmark Treasury Yield:	3.820%

Spread to Benchmark Treasury:	25 basis points

Yield:	4.070%
Redemption:

Prior to April 12, 2028, Apple Inc. may at its option redeem the 2028 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple Inc. and its consolidated subsidiaries (together “Apple”) (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2028 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes being redeemed (assuming that such notes matured on April 12, 2028), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2028 Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after April 12, 2028, Apple Inc. may at its option redeem the 2028 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 5, 2025

Settlement Date:	May 12, 2025 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.47 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833EY2 / US037833EY27

Underwriters:

Joint Book-Running Managers:
Goldman Sachs & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Independence Point Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

4.200% Notes due 2030 (“2030 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	May 12, 2030

Coupon:	4.200%

Price to Public:	99.830%

Interest Payment Dates:	May 12 and November 12, commencing November 12, 2025

Day Count Convention:	30/360

Benchmark Treasury:	3.875% due April 30, 2030

Benchmark Treasury Yield:	3.938%

Spread to Benchmark Treasury:	30 basis points

Yield:	4.238%
Redemption:

Prior to April 12, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2030 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes being redeemed (assuming that such notes matured on April 12, 2030), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2030 Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after April 12, 2030, Apple Inc. may at its option redeem the 2030 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 5, 2025

Settlement Date:	May 12, 2025 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.47 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833EZ9 / US037833EZ91

Underwriters:

Joint Book-Running Managers:
Goldman Sachs & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Independence Point Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

4.500% Notes due 2032 (“2032 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	May 12, 2032

Coupon:	4.500%

Price to Public:	99.840%

Interest Payment Dates:	May 12 and November 12, commencing November 12, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.000% due April 30, 2032

Benchmark Treasury Yield:	4.127%

Spread to Benchmark Treasury:	40 basis points

Yield:	4.527%
Redemption:

Prior to March 12, 2032, Apple Inc. may at its option redeem the 2032 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2032 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2032 Notes being redeemed (assuming that such notes matured on March 12, 2032), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2032 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after March 12, 2032, Apple Inc. may at its option redeem the 2032 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 5, 2025

Settlement Date:	May 12, 2025 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.47 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833FA3 / US037833FA32

Underwriters:

Joint Book-Running Managers:
Goldman Sachs & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Independence Point Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

4.750% Notes due 2035 (“2035 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	May 12, 2035

Coupon:	4.750%

Price to Public:	99.340%

Interest Payment Dates:	May 12 and November 12, commencing November 12, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.625% due February 15, 2035

Benchmark Treasury Yield:	4.334%

Spread to Benchmark Treasury:	50 basis points

Yield:	4.834%

Redemption:
Prior to February 12, 2035, Apple Inc. may at its option redeem the 2035 Notes, at any time in whole or from time to time in part, at a redemption price as calculated by Apple (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of: (i) 100% of the principal amount of the 2035 Notes being redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2035 Notes being redeemed (assuming that such notes matured on February 12, 2035), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2035 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 12, 2035, Apple Inc. may at its option redeem the 2035 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2035 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 5, 2025

Settlement Date:	May 12, 2025 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.47 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833FB1 / US037833FB15

Underwriters:

Joint Book-Running Managers:
Goldman Sachs & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Independence Point Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect to deliver the notes against payment for the notes on or about May 12, 2025, which will be the fifth business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at  1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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